Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders Capitol Series Trust:

We consent to the use of our report dated November 29, 2016 with respect to the financial statements of the Capitol Series Trust – Fuller & Thaler Behavioral Core Equity Fund, incorporated by reference herein, and to the reference to our Firm under the heading “Financial Highlights” in the Prospectus.

/s/ KPMG LLP Columbus, Ohio January 30, 2017